UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*



China Distance Education Holdings Limited
(Name of Issuer)


Ordinary Shares
(Title of Class of Securities)


16944W104
(CUSIP Number)


December 31, 2009
(Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[  ]      Rule 13d-1(b)

	[X]     Rule 13d-1(c)

	[  ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid Asia III, L.P.

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

13,494,910

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

13,494,910
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

13,494,910

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	9.7%*

12.	Type of Reporting Person

	PN

*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.


CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid Asia Co-Investment Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	British Virgin Islands


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

417,439

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

417,439
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

417,439

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	0.3%*

12.	Type of Reporting Person

C
*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.


CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid China Master Fund Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

147,364 ADSs
(representing 589,456
shares)**

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

147,364 ADSs
(representing 589,456
shares)**
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

589,456

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	0.4%*

12.	Type of Reporting Person

	CO
*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.
**Each ADS represents four ordinary shares.


CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	OAIII Holdings, L.P.

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

13,494,910

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

13,494,910
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

	13,494,910

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	9.7%*

12.	Type of Reporting Person

	HC
*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.



CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid Asia Group Management, Ltd.

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

13,494,910

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

13,494,910
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

	13,494,910

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	9.7%*

12.	Type of Reporting Person

	HC
*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.



CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid Asia Group, Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

13,494,910

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

13,494,910
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

13,494,910

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	9.7%*

12.	Type of Reporting Person

	HC
*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.



CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid China Management (Cayman) Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

147,364 ADSs
(representing 589,456
shares)**

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

147,364 ADSs
(representing 589,456
shares)**
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

589,456

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	0.4%*

12.	Type of Reporting Person

	HC
*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.
**Each ADS represents four ordinary shares.



CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	YM Investment Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	British Virgin Islands


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

16,015,897

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

16,015,897
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

16,015,897

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	11.5%*

12.	Type of Reporting Person

	HC
*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.



CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Managecorp Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	British Virgin Islands


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

16,015,897

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

16,015,897
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

16,015,897

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	11.5%*

12.	Type of Reporting Person

	HC
*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.





CUSIP NO. 16944W104

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Ms. Lam Lai Ming, Veronica

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Hong Kong


Number Of Shares
Beneficially Owned
By Each Reporting
Person With:
5.  Sole Voting Power

0

6.  Shared Voting Power

16,015,897

7.  Sole Dispositive Power

0

8.  Shared Dispositive Power

16,015,897
9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

16,015,897

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	11.5%*

12.	Type of Reporting Person

	IN
*Calculated using number of outstanding ordinary shares of 138,765,685 as of September 30, 2009 reported in the Issuer's most recent Form 6-K filed with the U.S. Securities and Exchange
Commission on November 24, 2009.






Item 1.

	(a)	Name of Issuer:

		China Distance Education Holdings Limited

	(b)	Address of Issuer's Principal Executive Offices:

		18th Floor, Xueyuan International Tower
		1 Zhichun Road
		Haidian District
		Beijing 100083, China

Item 2.

	(a)	Name of Person Filing:

	This Schedule 13G is being filed jointly by: (i) Orchid Asia III, L.P., a Cayman Islands exempted limited partnership; (ii) Orchid Asia
Co-Investment Limited, a British Virgin Islands company;
(iii) Orchid China Master Fund Limited, a Cayman Islands exempted company;
(iv) OAIII Holdings, L.P., a Cayman Islands exempted limited partnership;
(v) Orchid Asia Group Management, Ltd., a Cayman Islands exempted company;
(vi) Orchid Asia Group, Limited, a Cayman Islands exempted company;
(vii) Orchid China Management (Cayman) Limited, a Cayman Islands
exempted company;
(viii) YM Investment Limited, a British Virgin Islands company;
(ix) Managecorp Limited, a British Virgin Islands company; and
(x) Ms. Lam Lai Ming, Veronica, a citizen of Hong Kong.

	(b)	Address of Principal Business Offices or, if none, Residence:

	The Principal Business Office of Orchid Asia III, L.P.,
Orchid Asia Co-Investment Limited, Orchid China Master Fund Limited, OAIII Holdings, L.P., Orchid Asia Group Management, Ltd.,
Orchid Asia Group, Limited, Orchid China Management (Cayman) Limited, YM Investment Limited is Suite 6110, 61st Floor, The Center,
99 Queen's Road, Central, Hong Kong.

	The Principal Business Office of Managecorp Limited is
Suite 2302-03, 23/F, Great Eagle Centre, 23 Harbour Road,
Wanchai, Hong Kong.

	The Resident address of Ms. Lam Lai Ming, Veronica is
Flat A on 43Floor of South Tower 8, Resident Bel-Air,
Island South, 38 Bel-Air Avenue, Hong Kong.

	(c)	Citizenship

		Please see response to part (a) of this Item 2.

	(d)	Title of Class of Securities:

		Ordinary Shares

	(e)	CUSIP Number:

		16944W104

Item  3.  If this statement is filed pursuant to
Sections 240.13d-1(b) or 240.13d-2(b) or (c),
check whether the person filing is a:

(a)	[  ]	Broker or dealer registered under Section 15
of the Securities Exchange Act of 1934 (the "Act").

(b)	[  ]	Bank as defined in Section 3(a)(6) of the Act.

(c)	[  ]	Insurance company as defined in Section 3(a)(19) of the Act.

(d)	[  ]	Investment company registered under Section 8 of the Investment
Company Act of 1940.

(e)	[  ]	An investment advisor in accordance with
Section 240.13d-1(b)(1)(ii)(E).

(f)	[  ]	An employee benefit plan or endowment fund in accordance with Section
240.13d-1(b)(1)(ii)(F).

(g)	[  ]	A parent holding company or control person in accordance with Section
240.13d-1(b)(1)(ii)(G).

(h)	[  ]	A savings association as defined in Section
3(b) of the Federal Deposit Insurance Act.

(i)	[  ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	[  ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.	  Ownership.

	(a)	Amount Beneficially owned:

		(i)	Orchid Asia III, L.P. 				       13,494,910
		(ii)	Orchid Asia Co-Investment Limited 			417,439
		(iii)	Orchid China Master Fund Limited 			589,456
		(iv)	OAIII Holdings, L.P. 					13,494,910
		(v)	Orchid Asia Group Management, Ltd. 		13,494,910
		(vi)	Orchid Asia Group, Limited 				13,494,910
		(vii)	Orchid China Management (Cayman) Limited 	589,456
		(viii)	YM Investment Limited 				16,015,897
		(ix)	Managecorp Limited 					16,015,897
		(x)	Ms. Lam Lai Ming, Veronica 			16,015,897

	Items (b) and (c): Please see items 1 and 5-11 of the cover pages to this filing.

Item 5.  Ownership of Five Percent or Less of a Class.

	Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

	Not applicable

Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the
Parent Holding Company.

See Exhibit A

Item 8.  Identification and Classification of Members of the Group

	Not applicable

Item 9.  Notice of Dissolution of Group

	Not applicable

Item 10. Certification

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2010

ORCHID ASIA III, L.P.


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director


ORCHID ASIA CO-INVESTMENT LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director



ORCHID CHINA MASTER FUND LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director

OAIII HOLDINGS, L.P.


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director

ORCHID ASIA GROUP MANAGEMENT, LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director


ORCHID ASIA GROUP, LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director




YM INVESTMENT LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director


MANAGECORP LIMITED


By:
/s/ Ronnie Summers
Name:
Ronnie Summers
Title:
Authorized Signature


ORCHID CHINA MANAGEMENT (CAYMAN) LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director




MS. LAM LAI MING, VERONICA

/s/ Veronica Lam Lai Ming, as Settlor of The Li 2007 Family Trust




Joint Filing Agreement

	The undersigned hereby agree to the joint filing with each other of a Schedule 13G, and all amendments thereto, with respect to each holding as to which such a report must be made, and that each such Schedule and all amendments thereto are made on behalf of each of them.

	IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 10th day of February, 2010.

ORCHID ASIA III, L.P.


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director


ORCHID ASIA CO-INVESTMENT LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director



ORCHID CHINA MASTER FUND LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director

OAIII HOLDINGS, L.P.


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director

ORCHID ASIA GROUP MANAGEMENT, LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director


ORCHID ASIA GROUP, LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director


YM INVESTMENT LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director


MANAGECORP LIMITED


By:
/s/ Ronnie Summers
Name:
Ronnie Summers
Title:
Authorized Signature


ORCHID CHINA MANAGEMENT (CAYMAN) LIMITED


By:
/s/ Gabriel Li
Name:
Gabriel Li
Title:
Director






MS. LAM LAI MING, VERONICA

/s/ Veronica Lam Lai Ming, as Settlor of The Li 2007 Family Trust



EXHIBIT A

	Orchid Asia III, L.P., Orchid Asia Co-Investment Limited and Orchid China Master Fund Limited are part of Orchid Asia Group, Limited, an investment complex that focuses on companies in Asia and China in particular.

	OAIII Holdings, L.P. is the general partner of Orchid Asia III, L.P. Orchid Asia Group Management Ltd. is the general partner of OAIII Holdings, L.P. which is in turn a wholly-owned subsidiary of Orchid Asia Group, Limited. YM Investment Limited is controlling shareholder of Orchid Asia Group, Limited, and is wholly-owned by The Li 2007 Family Trust. The Li 2007
Family Trust is a revocable trust established under the laws of the British Virgin Islands with Ms. Lam Lai Ming, Veronica as the settlor, Managecorp as trustee and Ms. Lam Lai Ming and her family members the beneficiaries.

	YM Investment Limited is also controlling shareholder of
Orchid Asia Co-Investment
Limited.  Orchid China Management (Cayman) Limited
serves as investment manager to Orchid China Master Fund Limited, which is in turn majority owned by YM Investment Limited.
  	Orchid Asia III, L.P. beneficially owns 13,494,910 ordinary shares.
  	Orchid Asia Co-Investment Limited beneficially owns 417,439 ordinary shares.
  	Orchid China Master Fund Limited beneficially owns
147,364 ADSs (representing 589,456 shares).
  	OAIII Holdings, L.P. is the general partner of Orchid Asia III, L.P.
and thus may be deemed to share the power to vote and dispose or direct the disposition of such ordinary shares held by Orchid Asia III, L.P.
  	Orchid Asia Group Management, Ltd. is the general partner of
OAIII Holdings, L.P. and thus may be deemed to share the power to vote and dispose or direct the disposition of such ordinary shares held by
Orchid Asia III, L.P.
  	Orchid Asia Group, Limited wholly-owns Orchid Asia Group Management Ltd.
and thus may be deemed to share the power to vote and dispose or direct the disposition of such ordinary shares held by Orchid Asia
III, L.P.
  	Orchid China Management (Cayman) Limited serves as investment manager to Orchid China Master Fund Limited and thus may be deemed to share the power to vote and dispose or direct the disposition of 147,364
ADSs (representing 589,456 shares) held by Orchid China Master Fund Limited.
  	YM Investment Limited beneficially owns 378,523 ADSs
(representing 1,514,092 shares).  Furthermore, as described
further in Exhibit A, YM investment Limited is controlling
shareholder of Orchid Asia Group, Limited, Orchid Asia Co-Investment
Limited and Orchid China Management (Cayman) Limited and thus may be deemed to share the power to vote and dispose or direct the
disposition of the 14,501,805 ordinary shares.
  	As described further in Exhibit A, Managecorp Limited serves as trustee to The Li 2007 Family Trust, which wholly-owns YM Investment
Limited.  As such, Managecorp Limited may be deemed to share the power to vote and dispose or direct the disposition of 16,015,897 ordinary shares.
  	As described further in Exhibit A, Ms. Lam Lai Ming, Veronica is the settler of The Li 2007 Family Trust, which wholly-owns
YM Investment Limited.  As such, Ms. Lam Lai Ming may be deemed to share the power to vote and dispose or direct the disposition of
16,015,897 ordinary shares.




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